Exhibit 4.1

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, $0.01 par value per share (the “Common Stock”), of Ethan Allen Interiors Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

General

The total number of shares of capital stock which the Company shall have authority to issue is 151,055,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 1,055,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The following descriptions of our Common Stock and Preferred Stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our (i) amended and restated certificate of incorporation and (ii) our amended and restated by-laws.

The Company’s Common Stock is traded on the New York Stock Exchange (the “NYSE”) under ticker symbol “ETD”. On August 4, 2021, the Company announced that it was changing its ticker symbol from “ETH” to “ETD”, using the “D” for Design, which is reflective of the Company’s focus on interior design and the personal services of its design professionals throughout its global retail network of over 300 design centers. The ticker symbol change became effective on August 16, 2021.

The transfer agent for the Common Stock is Computershare.

Preferred Stock

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices and upon such terms and conditions; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or debt or obligations, of the Company at such price or prices or at such rates of exchange and with such adjustments and upon such terms and conditions; all as may be stated in such resolution or resolutions.

Common Stock

Dividends. Subject to the preferences and other rights of any class or series of Preferred Stock then outstanding, the Board of Directors of the Company may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared, whether payable in cash, in property or in shares of stock of the Company, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

Liquidation Rights. Subject to the preferences and other rights of any class or series of Preferred Stock then outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock shall be entitled, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its shareholders, subject to any rights of the holders of Preferred Stock that the Company may issue in the future.

Voting Rights. Except as otherwise provided in the amended and restated certificate of incorporation (including, without limitation, any amendments to, restatements of or designations regarding any series or class of Preferred Stock) or by applicable law, only the holders of Common Stock shall be entitled to vote on each matter on which the shareholders of the Company shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Conversion and Preemptive Rights. Holders of shares of our Common Stock have no conversion, preemptive or similar rights.

Other Provisions

Other provisions in our amended and restated certificate of incorporation and by-laws, incorporated herein by reference, may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

Restated Article and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include an advance notice requirement for director nominations and actions to be taken at annual meetings of shareholders, the requirements for shareholders to call a special meeting of the shareholders, the availability of authorized but unissued blank check preferred stock and no shareholder action by written consent.

Advance Notice Requirement

Our amended and restated certificate of incorporation and by-laws set forth advance notice procedures with regard to shareholder nomination of persons for election to the Board of Directors or other business to be considered at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the meeting. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

Special Meetings of Shareholders

Special meetings of shareholders shall be called by the Secretary of the Company upon written request signed by shareholders holding at least 20% of the shares of stock generally entitled to vote, or by a majority of the Board of Directors, the President, the Chairman or otherwise in accordance with the Certificate of Incorporation. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors in connection with issuing such Preferred Stock pursuant to the Certificate of Incorporation, special meetings of holders of such Preferred Stock.

Authorized Blank Check Preferred

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by Delaware Law, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices and upon such terms and conditions; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or debt or obligations, of the Company at such price or prices or at such rates of exchange and with such adjustments and upon such terms and conditions; all as may be stated in such resolution or resolutions.

No Shareholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of shareholders at an annual or special meeting duly noticed and called in accordance with the Delaware Law, as amended from time to time, and may not be taken by written consent of shareholders without a meeting, except with regard to election, removal and filling of vacancies of directors by holders of Preferred Stock, voting separately, as and if so provided by the terms of the resolution or resolutions adopted by the Board of Directors.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Delaware Takeover Statute

The Company is subject to the General Corporation Law of the State of Delaware (the “DGCL”), including Section 203. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. An “interested stockholder” includes any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote generally in the election of directors. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. However, the restriction does not apply if:

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the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, with approval taking place prior to such business combination or transaction;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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the business combination is approved by the Board of Directors and by the affirmative vote of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder, with approval taking place concurrently with or after the business combination.

Under certain circumstances, this provision may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors were to approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board of Directors and may make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interest.

Limitations on Director Liability

The certificate of incorporation provides that no director shall be personally liable to the Company or the shareholders for monetary damages for any breach of fiduciary duty by such director as a director, notwithstanding any other provision of law to the contrary.

Indemnification of Directors and Officers

The certificate of incorporation and by-laws provide that the Company shall indemnify its directors and officers, whether former or present, and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the DGCL. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent for the common stock is Computershare.

This written statement is being furnished to the Securities and Exchange Commission as an exhibit to the Annual Report. A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.